Exhibit 99.1

AXCELIS ANNOUNCES FINANCIAL RESULTS

FOR SECOND QUARTER 2010

Company Reports Strong Growth in Revenues, Cash and System Orders

BEVERLY, Mass.— July 28, 2010—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the quarter ended June 30, 2010.

The Company reported second quarter revenue of $58.2 million, compared to $48.5 million for the first quarter of 2010, a 20% increase. Net loss for the second quarter was $4.5 million, or $0.04 per share. This compares to a net loss for the first quarter of 2010 of $11.1 million, or $0.11 per share. Cash and cash equivalents, including restricted cash, were $51.9 million at June 30, 2010. The Company generated positive cash flow from operations of $12.1 million for the quarter and ended the quarter with working capital of $153.8 million.

“We had a much improved second quarter, posting better than expected results,” said Mary Puma, chairman and CEO. “We saw substantial increases in revenues, cash flow and orders for both capacity expansions and leading-edge process design wins from all regions of the world.  This has had a very positive effect on our financial performance; we generated positive cash flow from operations for the first half of the year and remain well on track to return to profitability.”  She continued, “We are seeing growing demand from both new and existing customers for our high current product line due to significant productivity and device performance advantages the Optima HDx system provides. We expect this to translate into market share gains in 2010 and beyond.”

Second Quarter 2010 Conference Call
The Company will host a conference call today at 5:00 pm ET to discuss results for the second quarter 2010.  The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis’ home page at www.axcelis.com, or by dialing 1-888-679-8033 (1-617-213-4846 outside North America).  Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies and pass code: 30719656.  Webcast and telephone replays will be available from 8 pm ET on July 28, 2010 until 11:59 pm on October 26, 2010.  Dial 1- 888-286-8010 (1-617-801-6888 outside North America), and enter conference ID code# 41501993.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis
Axcelis Technologies, Inc. (Nasdaq: ACLS) headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life support of ion implantation and cleaning systems. The company’s Internet address is: www.axcelis.com.

Company Contacts:

Maureen Hart (editorial/media) 978.787.4266

Maureen.hart@axcelis.com

Stephen Bassett (financial community) 978.787.4110

Stephen.bassett@axcelis.com

Axcelis Technologies, Inc.

Consolidated Statements of Operations

In thousands, except per share amounts

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenue
Product	$50,693	$25,764	$90,971	$43,498
Service	7,510	7,611	15,732	15,395
Royalties from SEN	—	175	—	385
	58,203	33,550	106,703	59,278
Cost of revenue
Product	33,690	22,658	64,010	40,890
Service	4,645	5,006	9,818	9,495
	38,335	27,664	73,828	50,385
Gross profit	19,868	5,886	32,875	8,893
Operating expenses
Research and development	9,477	7,752	18,610	17,287
Sales and marketing	6,606	6,285	13,210	13,164
General and administrative	7,464	8,531	15,164	19,201
Restructuring charges	—	4,114	—	5,098
	23,547	26,682	46,984	54,750
Loss from operations	(3,679)	(20,796)	(14,109)	(45,857)
Other income (expense)
Gain on sale of SEN	—	—	—	1,080
Equity loss of SEN	—	—	—	(3,238)
Interest income	25	30	54	93
Interest expense	—	—	—	(1,676)
Other, net	342	(1,311)	(65)	(1,516)
	367	(1,281)	(11)	(5,257)
Loss before income taxes	(3,312)	(22,077)	(14,120)	(51,114)
Income taxes	1,217	302	1,510	420
Net loss	$(4,529)	$(22,379)	$(15,630)	$(51,534)
Net loss per share
Basic and diluted net loss per share	$(0.04)	$(0.22)	$(0.15)	$(0.50)
Shares used in computing basic and diluted net loss per share
Weighted average common shares	104,170	103,286	104,143	103,285

Axcelis Technologies, Inc.

Consolidated Balance Sheets

In thousands

(Unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$47,886	$45,020
Restricted cash	4,047	4,918
Accounts receivable, net	34,264	19,094
Inventories, net	97,824	114,558
Prepaid expenses and other current assets	14,877	10,016
Total current assets	198,898	193,606
Property, plant and equipment, net	39,521	40,868
Long-term restricted cash	—	2,245
Other assets	10,255	13,884
	$248,674	$250,603
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$17,854	$9,680
Accrued compensation	10,402	9,267
Warranty	974	638
Income taxes	1,367	1,499
Deferred revenue	10,097	5,127
Other current liabilities	4,424	3,546
Total current liabilities	45,118	29,757
Long-term deferred revenue	895	563
Other long-term liabilities	3,630	3,884

Stockholders’ equity
Preferred stock	—	—
Common stock	104	104
Additional paid-in capital	490,686	488,321
Treasury stock	(1,218)	(1,218)
Accumulated deficit	(291,577)	(275,947)
Accumulated other comprehensive income	1,036	5,139
	199,031	216,399
	$248,674	$250,603

Axcelis Technologies, Inc.

Consolidated Statements of Cash Flow

In thousands

(Unaudited)

	Six months ended June 30,
	2010	2009
Cash flows from operating activities
Net loss	$(15,630)	$(51,534)
Adjustments to reconcile net loss to net cash used for operating activities
Undistributed loss of SEN	—	3,238
Depreciation and amortization	3,711	3,727
Gain on sale of SEN	—	(1,080)
Accretion of premium on convertible debt	—	133
Stock-based compensation expense	1,568	1,316
Provision for excess inventory	1,331	7,492
Changes in operating assets & liabilities
Accounts receivable	(16,011)	4,117
Inventories	13,844	9,229
Prepaid expenses and other current assets	(5,051)	5,956
Accounts payable & other current liabilities	11,502	(5,932)
Deferred revenue	5,366	(5,072)
Income taxes	(110)	139
Other assets and liabilities	1,673	(401)
Net cash provided by (used for) operating activities	2,193	(28,672)
Cash flows from investing activities
Expenditures for property, plant, and equipment	(480)	(354)
Decrease in restricted cash	3,116	1,741
Proceeds from sale of SEN	—	132,847
Payments related to sale of SEN	—	(10,590)
Net cash provided by investing activities	2,636	123,644
Cash flows from financing activities
Repayment of convertible debt	—	(83,344)
Financing fees and other expenses	(514)	—
Proceeds from exercise of stock options	55	—
Proceeds from Employee Stock Purchase Plan	206	65
Net cash used for financing activities	(253)	(83,279)
Effect of exchange rate changes on cash	(1,710)	384
Net increase in cash and cash equivalents	2,866	12,077
Cash and cash equivalents at beginning of period	45,020	37,694
Cash and cash equivalents at end of period	$47,886	$49,771